EXHIBIT 2.6
                            AMENDED AND RESTATED
                LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                      OF

                      PRESIDENT BROADWATER HOTEL, L.L.C.



THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR AS PROVIDED IN ANY STATE SECURITIES LAW. WITHOUT REGISTRATION, THE UNITS MAY NOT BE TRANSFERRED, EXCEPT UPON DELIVERY TO THE LIMITED LIABILITY COMPANY OF ADVANCE NOTICE OF THE INTENDED TRANSFER AND, IF REQUESTED BY THE AUTHORIZED PERSON, AN OPINION OF COUNSEL SATISFACTORY TO THE AUTHORIZED PERSON THAT NEITHER THE SECURITIES ACT OF 1933, AS AMENDED, NOR STATE SECURITIES LAWS REQUIRE REGISTRATION OF THE TRANSFER AND THAT THE TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT CONTAINS CERTAIN OTHER RESTRICTIONS ON THE TRANSFER OF SUCH UNITS.
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                              TABLE OF CONTENTS

ARTICLE 1 -- DEFINITIONS...............................................- 1 -

ARTICLE 2 -- ORGANIZATION..............................................- 6 -
     2.1       Organization of the Company.............................- 6 -
     2.2       Name....................................................- 6 -
     2.3       Principal Office........................................- 6 -
     2.4       Term....................................................- 6 -
     2.5       Title to Company Assets.................................- 7 -
     2.6       Registered Agent and Registered Office..................- 7 -

ARTICLE 3 -- CONTRIBUTIONS.............................................- 7 -
     3.1       Member Contributions....................................- 7 -
     3.2       Initial Contribution....................................- 7 -
     3.3       Additional Contributions................................- 7 -
     3.4       Maintenance of Capital Accounts.........................- 7 -
     3.5       No Priority.............................................- 7 -
     3.6       No Third Party Beneficiaries............................- 7 -
     3.7       Classes of Units........................................- 7 -
     3.8       Redemption of Class B Unit..............................- 8 -

ARTICLE 4 -- MANAGEMENT................................................- 8 -
     4.1       Management Vested in Managers and Not in Members........- 8 -
     4.2       Management of Company Business..........................- 8 -
     4.3       Compensation............................................- 9 -
     4.4       Right to Rely on Manager................................- 9 -
     4.5       No Liability...........................................- 10 -
     4.6       Indemnification........................................- 10 -

ARTICLE 5 -- RIGHTS AND DUTIES OF MEMBERS.............................- 10 -
     5.1       Representations and Warranties of Members..............- 10 -
     5.2       Approval Rights........................................- 11 -
     5.4       Transfers..............................................- 12 -
     5.5       Rights of an Assignee..................................- 13 -
     5.6       Voluntary Withdrawal...................................- 13 -
     5.7       Distributions to Members Who Have Withdrawn............- 13 -

ARTICLE 6 -- MEETINGS; APPROVALS WITHOUT A MEETING....................- 13 -

ARTICLE 7 -- SINGLE PURPOSE ENTITY PROVISIONS.........................- 14 -

ARTICLE 8 -- OTHER BUSINESS VENTURES..................................- 17 -

ARTICLE 9 -- RECORDS, ACCOUNTING, TAX MATTERS.........................- 17 -
     9.1       Books and Records......................................- 17 -
     9.2       Data Storage...........................................- 17 -
     9.3       Tax Reports............................................- 17 -
     9.4       Tax Matters Partner....................................- 18 -
     9.5       Election of Basis Adjustment...........................- 18 -
     9.6       Organizational Expenses................................- 18 -
     9.7       Fiscal and Taxable Year................................- 18 -
     9.8       Accounts...............................................- 18 -
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     9.9       Tax Status.............................................- 18 -

ARTICLE 10 -- DISTRIBUTION AND ALLOCATION RULES.......................- 19 -
     10.1      Cash Available for Distribution; Cash from
               Sale or Refinancing....................................- 19 -
     10.2      Allocations of Income, Gain, and Profit................- 19 -
     10.3      Allocations of Loss and Deduction......................- 19 -
     10.4      Tax Regulation Allocations.............................- 19 -
     10.5      Curative Allocations...................................- 21 -
     10.6      Change of Units........................................- 21 -
     10.7      Contributed Property Adjustments and Revalued
               Asset Adjustments......................................- 21 -

ARTICLE 11 -- DISSOLUTION, LIQUIDATION AND WINDING UP.................- 21 -
     11.1      Dissolution............................................- 21 -
     11.2      Liquidation and Termination............................- 22 -

ARTICLE 12 -- GENERAL.................................................- 23 -
     12.1      Amendment..............................................- 23 -
     12.2      Arbitration............................................- 23 -
     12.3      Benefit................................................- 24 -
     12.4      Computation of Time....................................- 24 -
     12.5      Confidentiality........................................- 24 -
     12.6      Construction...........................................- 24 -
     12.7      Governing Law..........................................- 24 -
     12.8      Entire Agreement.......................................- 24 -
     12.9      Equitable Relief.......................................- 24 -
     12.10     Execution..............................................- 24 -
     12.11     Exhibits...............................................- 24 -
     12.12     Expenses of Prevailing Party...........................- 25 -
     12.13     Further Assurances.....................................- 25 -
     12.14     Invalidity of Provisions...............................- 25 -
     12.15     No Waiver..............................................- 25 -
     12.16     Notices................................................- 25 -
     12.17     Waiver of the Right to Jury Trial......................- 25 -

EXHIBIT A -- CONTRIBUTIONS............................................- 27 -
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                             AMENDED AND RESTATED
                LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     The Members enter into this Agreement as of the Effective Date. The Members mutually agree as follows:

                           ARTICLE 1 -- DEFINITIONS

     The definitions below govern this Agreement unless the context unambiguously requires otherwise.

     "Act" means the Mississippi Limited Liability Company Act, as amended from time to time, and any successor statute, as applicable to the Company.

     "Adjusted Capital Account Deficit" means the negative balance in a Member's Capital Account at the end of a particular taxable year, after increasing the Capital Account with the amount, if any, of such negative balance the Member is obligated to restore under this Agreement, and the amount of such negative balance the Member is deemed to be obligated to restore under Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and reducing the Capital Account with the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

     "Affiliate" means, with respect to a Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling directly or indirectly ten percent (10%) or more of the outstanding voting securities of such Person,
(iii) any officer, director or partner of such Person, or (iv) any officer, director or partner of a Person described in the foregoing clauses (i) or
(ii).

     "Agreement" means this Amended and Restated Limited Liability Company Operating Agreement, as amended from time to time.

     "Approval Rights" means the rights of a Member to vote, approve, or consent to the matters described in Section 5.2.

     "Assignee" means a transferee of a Unit who has not become a Member.

     "Bankruptcy" means the entry of an order for relief by the court in a proceeding under the United States Bankruptcy Code, Title 11, U.S.C., as amended, or its equivalent under a state insolvency act or a similar law of other jurisdictions.

     "BHI" means Broadwater Hotel, Inc., a Mississippi corporation.

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     "Biloxi Property" means certain real property located in the City of
Biloxi, Second Judicial District of Harrison County, State of Mississippi, transferred by JECA to the Company as its initial Contribution.

     "Capital Account" means an account maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, the Members' Capital Accounts will be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to contributed property and revalued Company assets.

     "Capital Event" means a sale or exchange of all or substantially all of the Company's property, including a foreclosure or condemnation.

     "Cash" means money and equivalents, such as checks, but only when collected, and bank transfers.

     "Cash Available for Distribution" means Cash from Operations less
Expenses.

     "Cash from Operations" means all sums provided by operations and either received in Cash or converted to Cash by the Company during any fiscal period, including sums released from Reserves, but excluding Contributions, Cash from Sales or Refinancings and loans or advances by Members to the Company.

     "Cash from Sales or Refinancings" means the net Cash realized by the Company from a Capital Event (including principal and interest payments from any note or other obligation received by the Company in connection with a Capital Event), from any refinancing of Company property, or from insurance proceeds from an extraordinary event, in each case, after retirement of debt, after subtracting all expenses related to the transaction and after making an allowance for reserves for repairs, replacements, contingencies and anticipated obligations (including debt service, lost rent, and costs of improvements).

     "Class A Unit" means any of the Class A Units described in Section 3.7.

     "Class B Unit" means the Class B Unit described in Section 3.7.

     "Certificate of Formation" means the certificate of formation referred to in section 79-29-201 of the Act, filed with the Mississippi Secretary of State for the purpose of forming the Company, as the same may be amended or restated from time to time as provided in the Act.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time (including any successor statute or statutes

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constituting the United States tax laws), as applicable to the Company and the
Members.

     "Company" means the Mississippi limited liability company governed by this Agreement and the Act, having the name specified in Section 2.2.

     "Company Minimum Gain" means an amount computed as described in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

     "Contribution" means Cash, other property (net of each liability assumed by the Company in connection with the Contribution and net of each liability subject to which the Company received the Contribution), or any other valuable consideration Transferred by a Person to the Company as a condition of becoming a Member and any subsequent Transfer to the Company by a Person as a Member.

     "Effective Date" means the date that this Amended and Restated Limited Liability Company Operating Agreement is executed by all initial parties hereto.

     "Event of Dissociation" means any of the following:

     (a)  a Member voluntarily withdraws from the Company;

     (b) a Member: makes an assignment for the benefit of creditors; is the subject of a Bankruptcy; files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in such a proceeding; or seeks, approves of or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's property;

     (c) one hundred twenty (120) days after the start of any proceeding against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's property, without the Member's approval, the appointment is not vacated or stayed, or within ninety
          (90) days after the expiration of any such stay, the appointment is not vacated;

     (d) if a Member is a natural person: the Member's death; or the entry by a court of competent jurisdiction

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          adjudicating the Member incompetent to manage the Member's person or estate;

     (e) if a Member is a trust, the termination of the trust but not merely the substitution of a new trustee;

     (f) if a Member is a general or limited partnership or a limited liability company, the dissolution and commencement of winding up thereof;

     (g) if a Member is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or revocation of its charter and the lapse of one hundred eighty (180) days after notice to the corporation of revocation without a reinstatement of its charter;

     (h) if a Member is an estate, the distribution by the fiduciary of all of the estate's Units; or

     (i)  assignment by a Member of all of its Units.

     "Expenses" means for any fiscal period, the amount of Cash disbursed in the period in order to operate the Company (including capital expenditures and debt service) and to pay expenses of the Company (excluding expenditures in connection with Capital Events) and amounts set aside for the period for working capital and to pay taxes, insurance and other costs and expenses incident to the operation of the Company, including Reserves.

     "JECA" means J. Edward Connelly Associates, Inc., a Pennsylvania corporation.

     "Lehman Indebtedness" means that certain indebtedness to be incurred by the Company to Lehman Brothers Holdings Inc. or its Affiliates, in the original principal amount of $30,000,000 (plus all interest, charges, fees and expenses with respect thereto) and to be secured by the Lehman Mortgage.

     "Lehman Mortgage" means that certain Deed of Trust, Security Agreement and Fixture Filing from the Company to Lehman Brothers Holdings Inc. or its Affiliates, on the Biloxi Property.

     "LIBOR" means, with respect to a given Priority Return Period, the rate per annum (rounded upwards, if not already in even one-sixteenths of one percent, to the nearest one-sixteenth of one percent) published in the Money Rates section of The Wall Street Journal for the date which is two (2) LIBOR Business Days prior to the first day of such Priority Return Period, as the London Interbank Offered Rate for U.S. dollar deposits having designated maturity of one (1) month (or if such publication shall cease to be publicly available or if the information contained in such publication, in JECA's judgment, shall cease to accurately reflect such London interbank Offered Rate, then JECA

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may select any publicly available source of similar market data that, in
JECA's sole judgment, accurately reflects such London Interbank Offered Rate).

     "LIBOR Business Day" means any day that is not a Saturday, Sunday or a day on which banks in the City of London, England are required or permitted to be closed for interbank or foreign exchange transactions.

     "Lockbox Account" means the lockbox account described in the Lockbox Agreement.

     "Lockbox Agreement" means that certain Security Agreement and Lockbox Agreement dated as of July 22, 1997 among the Company, Lehman Brothers Holdings Inc. and J.E. Robert Company, Inc.

     "Manager" means the Person designated, appointed or elected as such as provided by this Agreement.

     "Member" means any Person that signs this Agreement in person or by an attorney-in-fact, or otherwise is a party to this Agreement at the time the Company is formed and is identified as a Member in this Agreement and any Person who is subsequently admitted as a Member, until an Event of Dissociation occurs with respect to such Person.

     "Member Nonrecourse Debt Minimum Gain" means an amount of partner nonrecourse debt minimum gain determined in accordance with Regulations
Section 1.704-2(i)(3).

     "Organization" means any Person other than an individual.

     "Permitted Voluntary Withdrawal" shall have the meaning specified in
Section 5.6.

     "Person" includes individuals, partnerships, domestic or foreign limited partnerships, domestic or foreign limited liability companies, domestic or foreign corporations, trusts, business trusts, real estate investment trusts, estates and other associations or business entities.

     "Priority Return" means, with respect to a given Priority Return Period, an amount equal to the product of the Priority Return Percentage, the Redemption Price and the number of days in such Priority Return Period, divided by the number of days in the calendar year of which the Priority Return Period is a part.

     "Priority Return Percentage" means, with respect to a given Priority Return Period, a percentage per annum equal to the greater of (i) eight and three-fourths percent (8.75%) or (ii) a percentage equal to four percent (4%) plus LIBOR.

     "Priority Return Period" means (i) with respect to the first Priority Return to be distributed by the Company, the period

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commencing on July 24, 1997 and continuing through August 31, 1997, and (ii)
with respect to the calculation of each subsequent Priority Return distribution, the calendar month or portion thereof with respect to which such Priority Return is to be distributed.

     "Qualified Entity" means, with respect to a Member, (i) each corporation with respect to which the Member or one or more Qualified Entities with respect to such Member elects and has the unqualified legal right to elect a majority of the board of directors without regard to the vote of any other holder of any securities of such corporation; and (ii) each partnership or limited liability company all of the equity securities of which are owned by the Member or one or more Qualified Entities with respect to such Member and such Member and/or Qualified Entities shall have control of such partnership or limited liability company. The term "control" as used in clause (ii) of the immediately preceding sentence means the possession of the power to direct or cause the direction of management and policies of such partnership or limited liability company, whether through the ownership of an equity interest, by contract or otherwise.

     "Redemption Date" means such day on which the Lehman Indebtedness shall be fully and finally discharged and the Lehman Mortgage is released.

     "Redemption Price" means the sum of $10,000,000.

     "Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

     "Reserves" means any sums which the Manager sets aside for the payment of taxes, future expenses (including capital expenditures and debt service) or any other purposes as the Manager, in its sole discretion, deems desirable for the Company.

     "Securities Laws" means all applicable federal and state securities laws, including the Securities Act of 1933, as amended, and any regulations promulgated thereunder.

     "Tax Matters Partner" has the meaning specified in Code Section
6231(a)(7).

     "Tax Regulation Allocations" means the allocations described in Section
10.4.

     "Transfer", when used as a noun, means any sale, exchange, gift, assignment, transfer, pledge, hypothecation, or any other type of disposition or encumbrance, whether with or without consideration, whether voluntary or involuntary, and in the case of an individual, whether during lifetime or at death, any event that causes a revocable trust holding a Unit to become an irrevocable trust and, when used as a verb, means the corresponding verb.

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     "Unit" means any of the Class A Units or the Class B Unit.

     "Voluntary Dissociation" shall have the meaning set forth in Section 5.6.

     "Wrongful Voluntary Dissociation" shall have the meaning set forth in
Section 5.6.

                          ARTICLE 2 -- ORGANIZATION

     2.1 Organization of the Company. The Company has organized as a limited liability company under the Act and desires that the Company continue to qualify as a limited liability company. JECA executed that certain Limited Liability Company Agreement of President Broadwater Hotel, L.L.C. on July 10, 1997 (the "Prior Agreement"). This Agreement supersedes and replaces the Prior Agreement. The Manager shall confirm the filing of a Certificate of Formation and all necessary conforming documents and such other filing, recording, publishing and other acts as are necessary to comply with all requirements for the formation and operation of a limited liability company in Mississippi and all other jurisdictions where the Company desires to conduct its business.

     2.2  Name.  The name of the Company is "PRESIDENT BROADWATER HOTEL,
L.L.C."

     2.3 Principal Office. The Company will locate its principal office in Biloxi, Mississippi or such other place designated by the Manager.

     2.4  Term.  The Company shall have a perpetual existence.

     2.5 Title to Company Assets. The Company will hold title to assets in the name of the Company or such nominees as the Manager determines appropriate.

     2.6 Registered Agent and Registered Office. The registered agent and the registered office for the Company will be as reflected in the Certificate of Formation.

                          ARTICLE 3 -- CONTRIBUTIONS

     3.1 Member Contributions. Each Member has made or will make an initial Contribution of money and/or other property as of the Effective Date in the amounts and form set forth in Exhibit A to this Agreement.

     3.2 Initial Contribution. If a Member fails to make the Member's initial Contribution on a timely basis, then the Member's Unit(s) will be adjusted to reflect such failure.

     3.3 Additional Contributions. The Members have not agreed to make any additional Contributions. The Members may

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require additional contributions to the Company with the approval of the
Members as provided by Section 5.2.

     3.4 Maintenance of Capital Accounts. The Company shall maintain for each Member a Capital Account in accordance with the rules applicable to partnerships in the Regulations.

     3.5 No Priority. Except as specifically provided in this Agreement, no Member may either demand a distribution from the Company or have the right to withdraw from the Company or to demand the return of any Contribution or have priority over any other Member either as to the return of any Contribution or as to distributions.

     3.6 No Third Party Beneficiaries. The contribution obligation of the Members under this Article is not intended to create any obligation to third party beneficiaries. No creditor may rely on that obligation unless the Member against whom the obligation is asserted has expressly agreed in writing that the creditor may do so.

     3.7 Classes of Units. The Units of the Company shall be divided into the following classes, having the rights, powers and preferences therein described:

     (a) Class A Units. The Company shall issue a single Class A Unit to Broadwater Hotel, Inc. and thereafter may issue Class A Units in such amounts, at such times, to such Persons and on such other terms and conditions as the Manager may determine. Ownership of one or more Class A Units shall entitle a Member only to such Approval Rights as are expressly set forth in Section 5.2 of this Agreement. Each Class A Unit shall entitle its holder to share in the allocations and distributions of the Company as described in Articles 10 and 11.

     (b) Class B Unit. The Company shall issue one (1) Class B Unit to JECA. Ownership of the Class B Unit shall entitle JECA only to such Approval Rights as are expressly set forth in Section 5.2 of this Agreement. The Class B Unit shall entitle its holder to share in the allocations and distributions of the Company as described in Articles 10 and 11. The Company shall redeem the Class B Unit on the terms and conditions set forth in Section 3.8.

     3.8 Redemption of Class B Unit. The Company shall purchase, and the holder thereof shall sell, the Class B Unit on the Redemption Date for the Redemption Price. The Redemption Price shall be paid by certified check or wire transfer of immediately available funds. The purchase and sale of the Class B Unit shall be in complete liquidation of the interest in the Company of the holder of the Class B Unit.

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                           ARTICLE 4 -- MANAGEMENT

     4.1 Management Vested in Managers and Not in Members. Management of the Company is vested in the Manager and not in the Members. BHI will serve as the initial Manager. Except as provided below, a Manager will hold office indefinitely. A Manager may resign at any time. A resignation of a Manager as Manager is not an Event of Dissociation and has no effect on the Manager's status as a Member. The Members may select a replacement Manager to fill a vacancy created by a resignation or otherwise with the approval of the Members as provided by Section 5.2. The Manager will devote such time and attention to the Company as the Manager deems reasonably necessary and advisable to manage the affairs of the Company to its best advantage.

     4.2 Management of Company Business. Subject to the Approval Rights of the Members to the extent specifically required by Section 5.2 and the provisions of Article 7, the Manager will have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including the following:

     (a)  to operate a hotel, marina, golf course and restaurant;

     (b)  to Transfer or acquire property or the use of property;

     (c)  to enter into leases, contracts and guaranties;

     (d) to borrow money, including from any Manager or Member or their Affiliates on such terms and conditions as the Manager may determine, and to issue notes, bonds, and other obligations and to secure any of the same by mortgage or pledge of Company property or income;

     (e) to lend money, to invest and reinvest the Company's funds, and to receive and hold property as security for repayment;

     (f) to open bank accounts and designate the number and identity of the individuals authorized to write checks and make withdrawals of funds;

     (g)  to hire employees and appoint agents of the Company;

     (h) to designate a replacement registered agent or file a change of registered office;

     (i) to pay, collect, compromise, arbitrate, prosecute or defend legal actions with respect to, or otherwise adjust, claims or demands of or against the Company;

     (j)  to indemnify any Person;

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     (k)  to purchase liability and other insurance to protect the Company's property and business;

     (l)  to participate in Organizations of any kind with any Person;

     (m) to make donations to the public welfare or for religious, charitable, scientific, literary or educational purposes; and

     (n) to execute, acknowledge and deliver any and all instruments appropriate to the foregoing, and to apply Company assets.

     4.3 Compensation. Except as otherwise provided in this Agreement, the Manager will receive no compensation from the Company without the approval of the Members as provided by Section 5.2; provided that the Company will reimburse the Manager for reasonable expenses incurred in managing and operating the Company.

     4.4 Right to Rely on Manager. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to:

          (i)  The identity of any Manager or Member;

         (ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company;

        (iii) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

         (iv) Any act or failure to act by the Company or any other matter whatsoever involving the Company, the Manager or any Member.

Except as otherwise required by law, the signature of the Manager shall be sufficient to constitute execution of a document on behalf of the Company, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Manager shall be sufficient to execute any document necessary to effectuate this or any other provision of this Agreement. The Manager shall have the power and authority to execute on behalf of the Company, the Manager and/or the Members any document to be filed with the Secretary of the State of Mississippi pursuant to the Act. All of the Members do hereby appoint the Manager as their attorneys-in-fact for the execution of any or all of the documents described in this Section 4.4.

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     4.5  No Liability.  Unless specifically assumed in writing, no Member or
Manager will have personal liability for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not result in the imposition of personal liability on any Member or Manager. Neither the Company nor the Manager will have any liability to any Member resulting either from any acts or omissions made within the scope of authority granted the Manager under this Agreement or from the disallowance or adjustment of any deductions or credits in the income tax returns of the Company or the Members. The Manager will discharge its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, in a manner it reasonably believes to be in the best interest of the Company.

      4.6 Indemnification. The Company will indemnify and hold harmless the Manager from and against any loss, expense, damage, or injury suffered or sustained by any of them by reason of any acts, errors in judgment, omissions, or alleged acts or omissions related to the business of the Company to the fullest extent allowed by law. The Company's duty to indemnify will include any judgment, award, settlement, reasonable legal fees, and other costs and expenses related to the defense of any actual or threatened action, proceeding, or claim and including any payments made by the Manager, or by reason of any disallowance by any taxing authority of any deduction taken on any Company tax return.

                  ARTICLE 5 -- RIGHTS AND DUTIES OF MEMBERS

     5.1 Representations and Warranties of Members. Each Member represents and warrants to the Company and each other Member as follows:

     (a) If that Member is an Organization, that it is duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization and that it has full power to execute the Agreement and to perform its obligations under the Agreement.

     (b) The Member has such knowledge of business and financial affairs as is necessary to enable the Member to understand the risks associated with the Company's business and an investment in the Company's securities and to understand the particular financial, legal and tax implications of the Company's business and ownership of a Unit, and has had the opportunity to consult with the Member's own legal, tax and other advisors to determine whether the purchase of a Unit is consistent with the Member's objectives, and has had access to any and all information concerning the Company which the Member and the Member's legal, tax and other advisors have requested and consider necessary to make appropriate evaluation of this investment.

     (c) The Member understands that the Company has not registered the Units under the Securities Laws in reliance on exemptions from registration under various provisions of applicable statutes, rules and regulations. The Member understands that its Unit(s) may not be resold unless registered or unless an exemption from registration is available. The Member represents that the Unit(s) are being acquired for investment for the Member's own account with no present intention of reselling or otherwise disposing of the same and understands that the reliance of the Members and the Company upon such exemptions is predicated upon the lack of such intention. The Member further acknowledges that, in the opinion of the Securities and Exchange Commission, the statutory basis for one such exemption would not be present, if, notwithstanding this representation, the Member contemplates its acquiring the Unit(s) for resale upon the occurrence or non-occurrence of some event.

     (d) The Member acknowledges that no trading market for Unit(s) in the Company does or will exist at any time and that any Transfer of such Unit(s) may result in adverse tax consequences.

     (e) The Member acknowledges that other provisions of this Agreement restrict the Transfer of such Unit(s).

     5.2 Approval Rights. Each Member holding Units will have only the Approval Rights set forth in this Section.

     (a) The following actions require the approval of Members holding in the aggregate a majority of all Class A Units then issued and outstanding:

          (i)  a Capital Event;

         (ii) if required by Section 11.2, the designation of the liquidating trustee in a dissolution and winding up of the Company;

        (iii) if the Company is manager-managed, the removal of a Manager and the selection of a replacement Manager;

         (iv)  the admission of a Member;

          (v)  a voluntary withdrawal of a Member;

         (vi)  a voluntary dissolution of the Company;

        (vii)  a revaluation of Company assets;

       (viii)  a merger or consolidation with another Person;

         (ix) a change in the status of the Company from one in which management is vested in one or more managers to one in which management is vested in the members, or vice versa;

          (x) the making of an election for the Company to be classified for income tax purposes as an association taxable as a corporation;

         (xi)  the continuation of the Company after a Capital Event; or

        (xii) any amendment to this Agreement, other than an amendment which directly and adversely impacts the holder of the Class B Unit.

     Provided, however, that if the Company shall be in default under any of its obligations under the Lehman Indebtedness or hereunder to the holder of the Class B Unit, the holder of the Class B Unit shall, for so long as such default exists and is continuing, have the sole power to exercise the Approval Rights granted to the holder of the Class A Units under this Section 5.2(a).

     (b) The following actions require the approval of (A) Members holding in the aggregate a majority of all Class A Units then issued and outstanding and
(B) the Member holding the Class B Unit:

          (i)  any additional mandatory Contributions; or

         (ii) any amendment to this Agreement which directly and adversely impacts the holder of the Class B Unit, including, but not limited to, any amendment which would modify the allocations, distributions or Priority Returns to which the Class B Unit is entitled.

Unless otherwise required by this Agreement or by law, Members holding in the aggregate a majority of all Class A Units then issued and outstanding may approve any other matter submitted for the approval of the Members.

     5.3 Admission of Members. Upon the approval of the Members as provided by Section 5.2, an Assignee or any other Person may be admitted as a Member; provided, however, that if the Assignee is a Qualified Entity, the approval of the Members is not required and such Assignee shall automatically become a Member upon satisfying the requirements of Section 5.4. If the approved Person is not an Assignee, this approval will indicate the Contribution required for the Person to become a new Member. The Assignee or other Person to be admitted will become a substitute or new Member, as the case may be, only after signing this Agreement, and, if a new Member, after making any required Contribution. Notwithstanding this Section, the Members need not approve the Transfer (which Transfer complies with Section 5.4) of a Unit from one Member to another Member for the transferee

Member to exercise the increased Approval Rights (or Management Rights, if management is vested in the Members) associated with the Transferred Unit.

     5.4 Transfers. No Member or Assignee will voluntarily Transfer any Unit to an Assignee until the Company receives from the proposed Assignee such information and agreements that the Company may reasonably require, including any taxpayer identification number and any agreement that federal, state or local tax laws may require and the proposed Assignee's written agreement to be bound by all of the terms of the Agreement as an Assignee, and, if admitted as a Member, as a Member. No Member or Assignee will voluntarily Transfer any Unit to an Assignee in a Transfer which constitutes a sale or exchange for federal income tax purposes until the Company receives an opinion of counsel to the Company that any such Transfer, alone or when combined with other transactions, would not result in a termination of the Company within the meaning of Code Section 708 (or, if so, that no material adverse tax consequences would result to the Company or the Members by reason of such termination), the Company's losing its status as a partnership for income tax purposes or the taxation of the Company as a publicly-traded partnership for income tax purposes, unless the Manager waives this requirement in writing.
An attempted Transfer in violation of this Article is void. If a Member Transfers all of such Member's Units to an Assignee, the Member will cease to be a Member, even if the Transfer does not result in an Event of Dissociation.

     5.5 Rights of an Assignee. Unless and until admitted as a Member as provided in Section 5.3, an Assignee will have no Approval Rights. An Assignee that has not become a Member will receive, to the extent Transferred, the share of allocations and distributions (including the allocations and distributions as provided in Article 10 and any distributions representing the return of contributions) to which the assignor would otherwise be entitled or for which the Assignee would otherwise be responsible for with respect to the Transferred Unit. The Company will treat an Assignee as a Member for the terms of Article 9 concerning record keeping and tax reporting.

     5.6 Voluntary Withdrawal. Each Member hereby covenants and agrees that such Member shall not voluntarily take any action which would constitute an Event of Dissociation with respect to such Member (a "Voluntary Dissociation"); provided, that any Member may make a Voluntary Dissociation from the Company upon giving ninety days' prior written notice of withdrawal to the other Members as provided in the Act (a "Permitted Voluntary Dissociation"). Unless a Voluntary Dissociation is a Permitted Voluntary Dissociation, the Voluntary Dissociation will violate this Agreement (a "Wrongful Voluntary Dissociation"). A withdrawn Member who shall have made a Voluntary Dissociation shall have the rights of an Assignee.

     5.7 Distributions to Members Who Have Withdrawn. Upon any Event of Dissociation the withdrawn Member shall not be entitled to any special distribution, including without limitation a distribution of the fair value of the withdrawn Member's Units, but instead its Assignee shall have the right to share in distributions and profits and losses as provided in Section 5.5; provided, that distributions to a Member who has made a Wrongful Voluntary Dissociation shall be reduced by any damages suffered by the Company or its Members as a result of the withdrawn Member's violation of this Agreement.

              ARTICLE 6 -- MEETINGS; APPROVALS WITHOUT A MEETING

     Unless otherwise required by law, the Members or Managers may take any action or vote without a meeting. Members holding in the aggregate a majority of the Class A Units then issued and outstanding may call a meeting of the Members to take action or vote on matters related to the Company by giving
(10) days' prior written notice of the time and place to all the Members eligible to attend. Any action or vote which must be taken at a meeting of the Members or Managers, as the case may be, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Members or Managers, as the case may be, entitled to act or vote with respect to such matter. Such consent will have the same effect as an act or vote of such Members or Managers, as the case may be.

                ARTICLE 7 -- SINGLE PURPOSE ENTITY PROVISIONS

     Notwithstanding any other provision in this Agreement to the contrary, for so long as any part of the Lehman Indebtedness is outstanding, the following provisions shall be in effect:

      (a) Purpose. The Company's business and purpose shall consist solely of the acquisition, ownership, operation and management of a real estate project known as Broadwater Beach Hotel and Resort, the Broadwater East Towers, the Broadwater Marina and the Sun Golf Course located on the Biloxi Property, and such activities as are necessary, incidental or appropriate in connection therewith.

     (b) Powers and Duties. Without the consent of all Members, no Manager shall have authority to:

          (i)  do any act in contravention of this Agreement;

         (ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

        (iii) possess the Biloxi Property, or assign rights in the Biloxi Property, for other than a Company purpose;

         (iv) borrow money on behalf of the Company other than in the ordinary course of business, or grant consensual liens on the Company's property; except, however, that the Manager is hereby authorized to secure financing for the Company pursuant to the terms of the Lehman Mortgage and other indebtedness expressly permitted in this Article 7 or in the documents related to the Lehman Mortgage, and to grant a mortgage, lien or liens on the Biloxi Property to secure the Lehman Indebtedness;

          (v)  dissolve or liquidate the Company;

         (vi) sell or lease, or otherwise dispose of all or substantially all of the assets of the Company;

        (vii) file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit or creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any action;

       (viii)  amend, modify or alter this Agreement;

         (ix)  merge or consolidate with any other entity.

          Notwithstanding the foregoing and so long as any obligations secured by the Lehman Mortgage remain outstanding and not discharged in full, no Manager or Member shall have authority (1) to take any action in items (iv) through (ix) above unless such action has been approved by a unanimous vote of all Members, or (2) to take any action in items (iv) through (vi) and (viii) and (ix) without the written consent of the holder of the Lehman Mortgage.

     (c) Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member's Unit(s) shall be personal property for all purposes.

     (d) Separateness/Operation Matters. The Company shall conduct its business and operations in accordance with the following provisions:

          (i) the Company will not assume liability for the debts of any other Person, and the Company will not hold itself out as being liable for the debts of any other Person;

         (ii) none of the liabilities of the Company shall be paid from the funds of its Members or any other Person without the Company being obligated for such liabilities;

        (iii) the Company shall not guarantee the debt or the performance of any obligation of any of its Members or any other Person. The Company will not pledge any of the Company assets for the benefit of any of its Members or any other Person, and no Person shall pledge its assets for the benefit of the Company;

         (iv) the Company shall conduct its affairs strictly in accordance with this Agreement and shall observe all necessary, appropriate, and customary Company formalities, including, but not limited to, maintaining accurate and separate books, records and accounts (including, but not limited to, transaction accounts with any Affiliate of the Company);

          (v) the books, records, and accounts of the Company will at all times be maintained in a manner permitting the assets and liabilities of the Company to be easily separated and readily ascertained from those of any other Person;

         (vi) the Company will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person; and

        (vii) the Company shall not commingle its assets or funds with those of any other Person.

     (e) Effect of Bankruptcy, Death or Incompetency of Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Unit shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.

     (f) Manager Consent. Without the consent of BHI and all of the Members, the Company shall not file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit or creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any action.

                     ARTICLE 8 -- OTHER BUSINESS VENTURES

     Any Member or Manager may engage in or possess an interest in independent ventures of any kind and neither the Company nor any of the Members or Managers will have any right by virtue of this Agreement or the Act in or to such independent ventures or to the income, profits, or benefits derived therefrom. No Member shall have any obligation to present to the Company any investment opportunity which may come to such Member's attention, even if such opportunity is of such character as to be a suitable investment for the Company.

                ARTICLE 9 -- RECORDS, ACCOUNTING, TAX MATTERS

     9.1 Books and Records. The Manager will keep proper and complete records and books of account in which it will record all transactions and other matters relative to the Company's business in accordance with generally accepted accounting principles, consistently applied, or in accordance with such other accounting method customarily used by businesses similar to the Company. The Manager will maintain a Capital Account for each Member as provided in Regulations Section 1.704-1(b)(2)(iv). As required by the Act, the Company will keep at its principal place of business the following:

          (a) a current list of the full name and last known street address of each Member and Manager;

          (b) a copy of the Certificate of Formation and all certificates of amendment and restatement thereof, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; and

          (c)  copies of this Agreement, and all amendments thereto;

     9.2 Data Storage. The Company may compile the data for any books, accounts, or records required by this Agreement in any form (including in electronic media) from which a Person may retrieve such information into a readily usable form.

     9.3 Tax Reports. The Manager will cause the Company to submit to the official or agency administering the tax laws of each applicable jurisdiction any information, reports or other documents required or requested to be filed, as and when due. The Manager will cause the Company to pay all taxes, interest and additions to tax or penalties due from the Company to any such jurisdiction. The Company will bear the cost of preparing such information, reports or other documents. Within seventy-five (75) days after the close of each taxable year of the Company, the Manager will prepare and deliver to each Member a report containing all Company information necessary to prepare the Member's federal income tax returns. Except for the elections described in Sections 9.5 and 9.6, the Manager will make such tax elections and determinations on behalf of the Company as the Manager deems appropriate.

     9.4 Tax Matters Partner. The Manager will designate the Tax Matters Partner. The Tax Matters Partner will represent the Company and its Members before federal, state, and local taxing authorities, and before courts of competent jurisdiction, in tax matters affecting the Company, the Members in their capacity as Members, or both, and may execute agreements or other documents relating to or affecting such tax matters including agreements or consents to extend the period of limitations on assessment of deficiencies with respect to "partnership items" or "affected items," as such terms are defined in Code Section 6231, and other agreements or documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company, the Members, or both. The Members will cooperate and do or refrain from doing anything reasonably requested by the Tax Matters Partner to conduct such proceedings. The Tax Matters Partner may retain accountants, attorneys, and other professionals to assist him in such matters. The Company will pay for or reimburse the Tax Matters Partner for all expenses incurred in performing the duties described in this Section.

     9.5 Election of Basis Adjustment. On the first U.S. Partnership Return of Income (Form 1065) filed by the Company, the Company will elect under Code
Section 754 that the basis of the Company assets be adjusted for federal income tax purposes pursuant to Code Sections 734 and 743.

     9.6 Organizational Expenses. The Company will elect to deduct expenses incurred in organizing the Company ratably as provided in Code Section 709.

     9.7 Fiscal and Taxable Year. The fiscal and taxable year of the Company will end on the last day of February.

     9.8 Accounts. Subject to any contrary provisions contained in any document required in connection with the Lehman Indebtedness, the Company will deposit its funds in such bank account or accounts, or invested in such interest-bearing investments established and maintained in the name of the Company only, as designated by the Manager. Only the Manager or agents of the Manager may make a withdrawal from any account or investment. In no event will Company funds be commingled with those of any other Person.

     9.9 Tax Status. Unless the Members approve an election by the Company to be classified for income tax purposes as an association taxable as a corporation in accordance with Section 5.2, the Company will be classified as a partnership for income tax purposes and will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of partnership tax returns with any jurisdiction will not be construed to expand the non-tax obligations or liabilities of the Company or its Members. No Member will take any action that would cause the Company to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar provision of the tax laws of any other jurisdiction. The Members intend this Agreement to be construed as appropriate to classify the Company as a partnership for tax purposes. The Members do not intend to form a partnership under the Uniform Partnership Law or the Mississippi Limited Partnership Act, or any similar partnership or limited partnership law of any other jurisdiction.

                ARTICLE 10 -- DISTRIBUTION AND ALLOCATION RULES

     10.1 Cash Available for Distribution; Cash from Sale or Refinancing. Except as otherwise provided in Section 11.2, the Company will distribute Cash Available for Distribution and Cash from Sale or Refinancing to the Members as follows:

     (a) First, to the extent funds are available in the Lockbox Account and provided to be applied to Priority Returns in accordance with the Lockbox Agreement, on the first day of each month beginning on September 1, 1997 and ending on the Redemption Date, to JECA, an amount equal to its unpaid Priority Returns; provided, however, that (i) in no event whatsoever shall the Company distribute to JECA in the aggregate in any calendar year more than One Million Dollars ($1,000,000) (or, in the case of calendar year 1997, more than $441,096, or, in the case of the calendar year in which the Lehman Indebtedness is finally paid in full, more than a pro rata portion of One Million Dollars ($1,000,000) based on the number of days in such calendar year during which any part of the Lehman Indebtedness was outstanding) pursuant to this Agreement or otherwise, (ii) any distribution which would have been made to JECA pursuant to this Section 10.1 but for the application of the foregoing clause (i) shall bear interest from the date on which such distribution would have been made to JECA pursuant to this Section 10.1 but for the application of the foregoing clause (i) at a rate per annum equal to the Priority Return Percentage until such distribution is made to JECA, and (iii) if the Company fails to make any distribution to which JECA is otherwise entitled pursuant to this Section 10.1 for any reason other than the application of the foregoing clause (i), then (A) all subsequent distributions made by the Company to JECA pursuant to this Section 10.1 prior to the next anniversary of the Company's incurrence of the Lehman Indebtedness shall be applied to all distributions remaining unpaid in the order in which such distributions were to be made, and
(B) the aggregate distributions remaining unpaid as of the next anniversary of the Company's incurrence of the Lehman Indebtedness shall bear interest from such anniversary at a rate per annum equal to the Priority Return Percentage until such distributions are made to JECA; provided, further, however, the Company shall make no payment of interest (which term does not include any unpaid Priority Return) accruing by reason of the foregoing clauses (ii) or
(iii) until all of the Lehman Indebtedness has been paid in full; and

     (b)  Last, at such times as the Manager designates, to BHI.

     10.2 Allocations of Income, Gain, and Profit. Each year after making the Tax Regulation Allocations, the Company will allocate Company net taxable income (and book income), including each item required to be separately stated under Code Section 702, as follows:

     (a) First, to JECA, until the aggregate amount so allocated under this subsection in the current year and in all prior years, equals the total Priority Returns; and

     (b)  Last, to BHI.

     10.3 Allocations of Loss and Deduction. Each year after making the Tax Regulation Allocations, the Company will allocate Company net taxable loss (and book loss), including each item required to be separately stated under Code Section 702, solely to BHI.

     10.4 Tax Regulation Allocations. The Company will make the following allocations in the following order:

     (a) Company Minimum Gain Chargeback. If Company Minimum Gain has a net decrease during any Company taxable year, the Company will allocate items of income and gain for such year (and, if necessary, for subsequent years) to each Member in the amounts required by Regulations Sections 1.704-2(f) and 1.704-2(g)(2).

     (b) Member Nonrecourse Debt Minimum Gain Chargeback. If Member Nonrecourse Debt Minimum Gain has a net decrease during any Company taxable year, the Company will allocate to each Member who has a share of the Member Nonrecourse Debt Minimum Gain items of income and gain for such year (and, if necessary, for subsequent years) in the amounts required by Regulations
Section 1.704-2(i).

     (c) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), the Company will allocate to the Member items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit, if any, caused by such adjustment, allocation, or distribution, as quickly as possible as required by Regulations Section 1.704-1(b)(2)(ii)(d).

     (d) Nonrecourse Deductions. The Company will allocate each nonrecourse deduction, as defined in Regulations Section 1.704-2(b)(1) and determined in accordance with Regulations Section 1.704-2(c), in the same manner in which the Company allocates net taxable loss.

     (e) Member Nonrecourse Deductions. The Company will allocate each member nonrecourse deduction, as defined in Regulations Section 1.704-2(i)(2), to the Members who bear the economic risk of loss with respect to the liability to which such member nonrecourse deductions are attributable as provided in Regulations Section 1.704-2(i)(1).

     (f) Code Section 704(c) Allocations. If any Member contributes property (other than money) to the Company (or is deemed so to contribute under applicable income tax principles) and the fair market value of such property at the time it is contributed differs from the contributing Member's adjusted tax basis in the property, the Company will allocate items of income, gain, profit, depreciation, cost recovery and depletion relating to such property in the manner required by Code Section 704(c). The Company will not offset these Code Section 704(c) allocations by any curative allocations described in
Section 10.5. The Company will make these Code Section 704(c) allocations solely for purposes of federal, state and local taxes. Such allocations shall be made using the "traditional method," the "traditional method with curative allocations," the "remedial allocation method" and/or another reasonable allocation method as provided in Regulations Section 1.704-3, as the Manager shall determine. The Company will not take these Code Section 704(c) allocations into account in computing any Member's Capital Account or share of distributions.

     (g) Revaluation Allocations. The Company will revalue Company assets upon the approval of the Members as provided by Section 5.2. The Company will determine the Members' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to Company assets that are revalued, so as to take account of the variation between the adjusted tax basis and book value of such revalued Company assets in the same manner as under Code Section 704(c) and Section 10.4(f).

     (h) Allocation of Cancellation of Debt Income. The Company will allocate any cancellation of debt income realized by the Company among the Members in proportion to the allocation among the Members (as provided in Code
Section 752) of the debt to which such income is attributable.

     (i)  Calculation of Minimum Gain.  To the extent permitted by Regulations
Section 1.704-2(h)(3), the Company will treat distributions of Cash as having been made from the proceeds of a nonrecourse liability or a Member nonrecourse liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

     10.5 Curative Allocations. The Tax Regulation Allocations are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2. The Tax Regulation Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Manager, to the extent not inconsistent with Code Section 704(b), may allocate income, gain, profit, loss, deduction and other items among the Members so as to effect the economic objectives of the Members, and to offset any distortion of such objectives otherwise resulting from the Tax Regulation Allocations.

     10.6 Change of Units. Upon the issuance, increase, decrease or Transfer of a Unit during any year the Company will allocate items of income, gain, loss, deduction, and credit (or basis) allocable to that Unit in proportion to the number of calendar days in the year that the holder was recognized as the owner for federal income tax purposes of that Unit, without regard for the results of Company operations during the portion of the year in which the holder was recognized as the owner for federal income tax purposes of that Unit, and without regard for the date, amount, or recipient of any distributions made with respect to that Unit. The foregoing allocation rule will not apply if the transferor and transferee agree to an allocation based on the results as of the record date of the Transfer and agree to reimburse the Company for the cost of making and reporting their agreed allocation; the Transfer of the Unit causes a termination of the Company within the meaning of Code Section 708; or Code Section 706(d) requires different allocations of certain cash basis items.

     10.7 Contributed Property Adjustments and Revalued Asset Adjustments. The Members' Capital Accounts will be adjusted in accordance with Regulations
Section 1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to contributed property and revalued assets.

             ARTICLE 11 -- DISSOLUTION, LIQUIDATION AND WINDING UP

     11.1 Dissolution. Subject to Article 7 hereof, the dissolution of the Company will occur upon any of the following events:

     (a) the happening of the events specified in this Agreement or in the Certificate of Formation as grounds for dissolution, including the expiration of the term provided for in Section 2.4;

     (b)  the written approval of the Members as provided by Section 5.2;

     (c) a Capital Event unless the business of the Company is continued either under a right to continue stated in the Certificate of Formation and in this Agreement, or by the approval of the remaining Members as provided by Section 5.2 within ninety (90) days after the Capital Event;

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     (d)  an Event of Dissociation of a Member unless there are at least two remaining Members, in which case the Company shall automatically continue;

     (e)  entry of a decree of dissolution under Section 79-29-802 of the Act;
          or

     (f) when the Company is not the surviving entity in a merger or consolidation.

Dissolution will take effect on the date of the event giving rise to the dissolution, but the Company will not terminate until its assets have been distributed pursuant to Section 11.2.

     11.2 Liquidation and Termination. In a dissolution and winding up of the Company, the Manager (or if no Manager, a liquidating trustee approved by the Members as provided by Section 5.2), will proceed diligently to wind up the affairs of the Company and distribute its assets pursuant to this Section
11.2. During the interim, the Manager will continue to exercise the rights of and operate the Company consistently with the liquidation thereof, exercising all the power and authority vested by the Act. As expeditiously as possible after the dissolution of the Company:

     (a) The Manager will make or cause to be made a complete accounting of the assets, liabilities and operations of the Company as of the last day of the month in which the dissolution occurs.

     (b) The Manager will pay all liabilities of the Company (including loans from Members but excluding Member Contributions and Member Capital Accounts) and establish a Reserve, if the Manager deems a Reserve necessary, for payment of future or contingent Company obligations.

     (c) The Company will allocate its estimated net loss for the year and any loss realized by the Company on liquidation, including any book adjustment loss under Section 11.2(e), in accordance with Article 10 and its estimated net gain for the year and any gain realized upon liquidation, including any book adjustment gain under paragraph 11.2(e) of this Section, in accordance with Article 10.

     (d) The Manager will distribute the balance of the proceeds of the liquidation after allocating gain or loss under Section 11.2(c) as follows:

          (i) First, to JECA, until the aggregate amount so distributed equals the sum of (A) the total unpaid Priority Returns, and (B) the Redemption Price; and

          (ii) Last, to the Members in accordance with the positive balance in each Member's Capital Account, after taking into account amounts distributed under Section 11.2(d)(i) and the

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
allocation of all gains and losses related to the liquidation of the Company and the in-kind distribution, if, any, of capital assets.

Distributions of Company assets may be made in Cash or in kind, in the sole and absolute discretion of the Manager, but, if in kind, they will be deemed distributed at their fair market values on the date of distribution (for federal income tax purposes).

     (e) If any Company property is distributed to the Members in kind, for purposes of reflecting the allocation of gain or loss from liquidation in the Members' Capital Accounts, the Company will make a book adjustment with respect to the property distributed in kind as provided in the Regulations Code Section 704(b).

     (f) All salable assets of the Company may be sold in connection with any liquidation at public or private sale, at such price and upon such terms as the Manager deems advisable. Any Member or Manager and any Person related to any Member or Manager may purchase assets at such sale.

                            ARTICLE 12 --  GENERAL

     12.1  Amendment.   Subject to Section 5.2 and Article 7 hereof, the
Members may amend this Agreement in whole or in part only by a written agreement specifically referring to this Agreement.

     12.2 Arbitration. If a dispute arises out of this Agreement between or among the Members or any Manager, and if the disputants cannot settle this dispute through negotiation, the disputants will try in good faith to settle the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association. If the parties fail to resolve the dispute within twenty-one (21) days after starting mediation, then upon notice by any disputant to the others, the disputants will settle the dispute by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The county and state of the Company's principal place of business will serve as the place of the arbitration. An arbitrator may not consolidate arbitration proceedings under this Agreement with other pending arbitration proceedings without the prior written consent of all disputants. A panel of three arbitrators with at least five years of experience in the relevant area will handle the arbitration. Subject to the control of the arbitrators or as the disputants may otherwise mutually agree, the disputants will have the right to conduct reasonable discovery for a period of forty-five (45) days after the filing of an answer or other responsive pleading. The arbitrators may not award punitive damages and may not make any ruling, finding or award inconsistent with this Agreement. Any disputant may enter a judgment upon the award rendered by the arbitrators in any court having jurisdiction over the dispute. Neither a party nor an arbitrator may disclose the existence,

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
content, or results of any arbitration proceeding. A non-prevailing disputant will reimburse a prevailing disputant's legal and arbitration fees and expenses. The award of the arbitrators will include a reasoned opinion. This Agreement involves interstate commerce and is therefore enforceable as provided in the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.

     12.3 Benefit. This Agreement binds and benefits the parties, their heirs, legal representatives, successors and assigns.

     12.4 Computation of Time. In computing any period of time, the day of the act, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, or legal holiday, and, if so, the period will run until the end of the next day not a Saturday, Sunday, or legal holiday.

     12.5 Confidentiality. Each party agrees to use its best efforts to maintain confidential the terms of this Agreement.

     12.6 Construction. Unless the context otherwise requires, when used in the Agreement, the singular includes the plural and vice versa, the whole includes the part and vice versa, and the masculine includes the feminine (and neuter) and vice versa. The words "include", "includes", and "including" will be deemed to be followed by the phrase "without limitation". Captions are inserted for convenience only and will have no legal effect. Each reference to a statute will be deemed to be followed by the words "and the regulations thereunder." "Will" is a mandatory word denoting an obligation to pay or perform. "May" is a permissive word denoting an option. The parties jointly prepared this Agreement. Any uncertainty or ambiguity will not be interpreted against any party but will be interpreted according to the application of the rules of interpretation for arm's length agreements.

     12.7 Governing Law. The substantive law of Mississippi will govern this Agreement without regard to its choice of laws rules except to the extent preempted by federal law.

     12.8 Entire Agreement. This instrument constitutes the entire agreement among the Members concerning the Company. The Members have made no representations, warranties, understandings or agreements concerning the Company other than those expressly included in this Agreement.

     12.9 Equitable Relief. The Company and each Member will have the right to seek and obtain equitable relief to enforce this Agreement.

     12.10 Execution. The parties may execute this Agreement in any number of counterparts, and each counterpart

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
will, for all purposes, be deemed an original instrument. All such counterparts together will constitute but one and the same Agreement. Facsimile transmission of any original signed counterpart and retransmission of any signed facsimile transmission will be the same as transmission of an original counterpart. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original Agreement.

     12.11 Exhibits. All exhibits referred to and attached to this Agreement are incorporated into the Agreement by this reference.

     12.12 Expenses of Prevailing Party. The prevailing party in any arbitration and/or litigation in connection with this Agreement may recover legal fees and costs incurred in conducting, prosecuting or defending such arbitration or litigation from the nonprevailing party.

     12.13 Further Assurances. Each of the parties to this Agreement will execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and will take all such further action required by law or necessary in furtherance of the Company's purposes and the intent of this Agreement.

     12.14 Invalidity of Provisions. The invalidity, illegality, or unenforceability of any term of the Agreement will not affect the validity, legality or enforceability of the remaining terms of the Agreement; provided that if permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered in determining the intent of the parties with respect to other provisions of this Agreement.

     12.15 No Waiver. The failure or delay of any party to this Agreement in requiring strict performance by any other party of any term of this Agreement will not constitute a waiver of the term or of the right to require strict performance of the term or any other term.

     12.16 Notices. A party may only effect a notice, approval or other communication required or permitted under this Agreement by giving such notice in writing, postage or charges prepaid, and addressed to the address following the Person's name on Exhibit A, and delivering it in person, by certified mail (return receipt requested), or by overnight express delivery service.
Delivery by messenger or courier will constitute personal delivery. A Member may change the Member's address for the purpose of this Section by notice to the Company at its principal office in the manner provided in this Section. A notice will become effective two (2) days after it is deposited in the mail, one (1) day after it is consigned to an overnight delivery service, or upon receipt of personal delivery.

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     12.17  Waiver of the Right to Jury Trial.  THE PARTIES WAIVE THE RIGHT TO
TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

           [the remainder of this page is intentionally left blank]

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     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE
ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BROADWATER HOTEL, INC.                     J. EDWARD CONNELLY ASSOCIATES, INC.


By   /s/ John S. Aylsworth              By     /s/ Alan Bernthaler
     -------------------------------           -------------------------------
Name:                                   Name:  Alan Bernthaler
     -------------------------------           -------------------------------
Title:                                  Title: Vice President
     -------------------------------           -------------------------------

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                         EXHIBIT  A -- CONTRIBUTIONS

Member                                                      Number and Class
Name and Address                 Contribution                  of Units

Broadwater Hotel, Inc.           $5,000,000 cash            One Class A Unit
c/o President Casinos, Inc.
802 N. First Street
St. Louis, MO 63102
Attn: John Aylsworth
      and James Zweifel

J. Edward Connelly             The exchange of a portion,   One Class B Unit
Associates, Inc.               valued at $10,000,000, of
2180 Noblestown Road          JECA's previous ownership in
Pittsburgh, PA 15205            the Company described in
Attn: John E. Connelly         the Prior Agreement.  For
      and Alan Bernthaler       purposes of Code Section
                               704(c), JECA's adjusted tax
                              basis in all of the property
                               contributed to the Company
                           (whether real, personal, tangible
                              or intangible) was $19,464,370
                           at the time of JECA's contribution.

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